                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 6



                                  Benihana Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    082047200
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)



                                Page 1 of 5 pages

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  CUSIP No. 082047200                   13G
-----------------------

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 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co.

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 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 406,200

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               310,800
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  570,600

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               310,800

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 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           881,400

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

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11.   Percent of Class Represented by Amount in Row (9)

           34.3%

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12.   Type of Reporting Person

           IA

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                                Page 2 of 5 pages

-----------------------
  CUSIP No. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          The Managers Funds on behalf of
          Managers Special Equity Fund
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               153,300
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               153,300

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           153,300

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IC

------------------------------------------------------------------------------



                                Page 3 of 5 pages

-----------------------
  CUSIP No. 082047200                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Diversified Investors Funds Group on behalf of
           Diversified Investors Special Equity Fund

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               157,500
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               157,500

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           157,500

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IC

------------------------------------------------------------------------------



                                Page 4 of 5 pages

Item 4.            Ownership.(1)(2)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on behalf of another
                   Person.
                             Commonwealth of Pennsylvania Public School
                             Employees' Retirement System

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     (1) This filing amends the Schedule 13G filed on December 10, 1999 by, among others, The Managers Funds on behalf of Managers Special Equity Fund and The Diversified Investors Funds Group on behalf of Diversified Investors Special Equity Fund.

     (2) In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the asset management division of Goldman, Sachs & Co. (the "Asset Management Division"). This filing does not reflect securities, if any, beneficially owned by any other division of Goldman, Sachs & Co. The Asset Management Division disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Division.


                               Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000


                             GOLDMAN, SACHS & CO. on behalf of
                             Goldman Sachs Asset Management


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact


                             THE MANAGERS FUNDS on behalf of Managers Special Equity Fund


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact


                             THE DIVERSIFIED INVESTORS FUNDS GROUP on behalf of Diversified Investors Special Equity Fund


                             By: /s/ Roger S. Begelman
                                   ----------------------------------------
                             Name:   Roger S. Begelman
                             Title:  Attorney-in-fact





                                Page 6 of 6 pages